Item 30. Exhibit (h) i. b1vi

AMENDMENT NO. 6 TO SHAREHOLDER SERVICES AGREEMENT

THIS AMENDMENT NO. 6 TO SHAREHOLDER SERVICES AGREEMENT dated as of May 14, 1998, as amended, by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (“MassMutual”), C.M. LIFE INSURANCE COMPANY (“C.M. Life”), MML BAY STATE LIFE INSURANCE COMPANY (“MML Bay”) (Mass Mutual, C.M. Life and MML Bay are collectively referred to as the “Company”), AMERICAN CENTURY INVESTMENT SERVICES, INC. (“ACIS”), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“Adviser”) (Adviser and ACIS are collectively referred to as “American Century”) (the “Agreement”) is dated and effective this 1st day of March, 2011. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, American Century and the Company agree to permit distribution of the prospectuses of the Funds within the series pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws; and

WHEREAS, the parties desire to make such other changes the parties deem advisable.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

A. Amendments Related to Rule 498

1.	For purposes of this Amendment, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

2.	American Century represents and warrants that it is responsible for developing and hosting the Funds’ Summary Prospectuses and other Fund documents required under Rule 498 and that the Funds’ Summary Prospectuses and the hosting of such Fund Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Issuer and the Funds. American Century will promptly notify the Company in the event of its non-compliance with Rule 498, including, but not limited to, any non-routine or extended interruption in the availability of the Fund Documents Web Site (as defined below).

3.	American Century agrees that the url indicated on each Fund’s Summary Prospectus will lead contract owners directly to a central web page with prominent links to the Funds’ Summary Prospectuses (the “Fund Documents Web Site”) and that such web page will host the current Fund documents required to be posted in compliance with Rule 498.

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4.	American Century represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Issuer, Funds, Adviser or one of their affiliates.

5.	The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Company or one of its affiliates.

6.	The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

7.	The Company shall be permitted, but not required, in its sole discretion, to post a copy of the Funds’ Statutory Prospectuses and/or Summary Prospectuses, Statements of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Company’s Web site. Notwithstanding the foregoing, American Century shall be and remain solely responsible for ensuring that it complies with the requirements for hosting these documents under Rule 498.

8.	Each party agrees to notify the other parties promptly upon discovery of a failure to comply with the provisions of Rule 498.

9.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

10.	The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give American Century sufficient notice of its intended use of the Funds’ Summary Prospectuses or the Statutory Prospectus.

11.	American Century shall provide the Company with a copy of the Funds’ Summary Prospectuses, in PDF or camera-ready form, electronic form, or a form otherwise suitable for printing or duplication and within a timeframe sufficient to accommodate printing or duplication. If the Funds’ Summary Prospectuses are not provided either in a form suitable for printing or duplication or within a timeframe sufficient to accommodate printing or duplication, the Company reserves the right to use the Funds’ Statutory Prospectuses, and American Century shall bear the expense of printing and distributing the Statutory Prospectuses.

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12.	If at any point American Century determines that it no longer wishes to utilize the Summary Prospectus delivery option, American Century must provide the Company with at least sixty (60) days advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus. After the termination of any notice period provided to the Company, American Century shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days, in order to comply with Rule 498(e)(1).

B. Other Amendments to the Agreement

1.	Section 4(b)(1) of the Agreement is deleted in its entirety and replaced with the following:

“By 7:00 p.m. Eastern time on each Business Day, American Century will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds’ net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.”

2.	Section 5(b), (c) and (d) of the Agreement are hereby deleted in their entirety and replaced with the following:

“(b) the cost of preparing and distributing prospectuses, SAIs, proxy materials and periodic fund reports and other Fund materials will be allocated among the parties as provided on Schedule 1.

(c) American Century shall notify the Company of any proxy proposals for a Fund as soon as reasonably practicable.”

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Cindy A. Johnson
Cindy A. Johnson
Type Name

Its:	Vice President

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ Otis H. Cowan
Otis H. Cowan
Type Name

Its:	Vice President

MASSACUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Richard J. Byrne
Richard J. Byrne
Type Name

Its:	Vice President

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Richard J. Byrne
Richard J. Byrne
Type Name

Its:	Vice President

C.M. LIFE INSURANCE COMPANY

By:	/s/ Richard J. Byrne
Richard J. Byrne
Type Name

Its:	Vice President

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SCHEDULE 1

REGULATORY REPORT EXPENSES

The Distributor (“ACIS”) and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below. The term “Current” is defined as an existing Contract owner with value allocated to one or more Portfolios. The term “Prospective” is defined as a potential new Contract owner.

Costs shall be allocated to reflect the Fund’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents. Notwithstanding anything to the contrary, the parties agree that in the event the Company undertakes to print and/or distribute Fund materials itself, ACIS will only be required to reimburse Company’s expenses up to the amount ACIS would have paid its own shareholder communications vendor for such printing and distribution, and this cost will be determined annually.

Company shall send invoices for such expense to the ACIS within 90 days of the event, along with such other supporting data as may be reasonably requested. The invoice will reference the applicable Item and Function, along with the ACIS’s number of pages printed. The Company invoices should be sent to the following email message group: INTOPS@americancentury.com. Fees will be payable within 45 days of receipt of the invoice, as long as such supporting data defines the appropriate expenses.

Item *	Function	Party Responsible for Expense
Fund Prospectus	Printing and Distribution (including postage)	Current and Prospective – ACIS (Company may choose to do the printing at ACIS’s expense)

Fund Prospectus and Statement of Additional Information Supplements	Printing and Distribution (including postage)	ACIS (Company may choose to do the printing at ACIS’s expense)

Fund Statement of Additional Information	Printing and Distribution (including postage)	ACIS

Proxy Material for Fund	Printing, Distribution to Current (including postage), tabulation and solicitation	ACIS

Fund Annual & Semi-Annual Report	Printing and Distribution (including postage)	ACIS (Company may choose to do the printing at ACIS’s expense)

Contract Prospectus	Printing and Distribution (including postage)	Company

Contract Prospectus and Statement of Additional Information Supplements	Printing and Distribution (including postage)	Company

Contract Statement of Additional Information	Printing and Distribution (including postage)	Company

*	Fund Prospectus means the fund’s Summary Prospectus.